Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Telephone  215.564.8711

Fax  215.564.8120

www.stradley.com

March 18, 2016

Board of Trustees

Templeton Global Investment Trust

500 East Broward Boulevard

Fort Lauderdale, Florida 33394

Subject:  Post-Effective Amendment No. 60/61 to the Registration Statement on Form N-1A relating to Templeton Global Investment Trust, a Delaware statutory trust (Registration No. 33-73244; File No. 811-08226)

Ladies and Gentlemen:

We have acted as counsel to Templeton Global Investment Trust, a Delaware statutory trust (the “Trust”), including its new series, Templeton Foreign Smaller Companies Fund (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 60 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 61 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Second Amended and Restated Agreement and Declaration of Trust (“Agreement and Declaration of Trust”), Third Amended and Restated Bylaws (“Bylaws”), and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.      The shares of the Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

Templeton Global Investment Trust

March 18, 2016

2.      The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:   /s/ Kristin H. Ives

         Kristin H. Ives, Partner